Exhibit 5.2

DH Europe Finance S.A.
1B Heienhaff
L-1736 Senningerberg
Grand Duchy of Luxembourg

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

United States of America

(together, the “Addressees”)

Luxembourg, June 30, 2017

Legal opinion – Issuance of Notes (as defined below)

Dear ladies and gentlemen,

1.	INTRODUCTION

1.1	We are acting as special Luxembourg legal counsel to DH Europe Finance S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1B Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 197470 (the “Company”) in connection with the issuance by the Company of EUR 250,000,000 aggregate principal amount of Floating Rate Senior Notes due 2022 and EUR 600,000,000 aggregate principal amount of 1.200% Senior Notes due 2027 (collectively, the “Notes”). The Notes will be fully and unconditionally guaranteed by Danaher Corporation (“Danaher”) (all such guarantees and Notes, collectively the “Securities”).

1.2

The Securities are being sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of June 19, 2017, entered into among the Company, Danaher, and the underwriters named therein. The Securities will be issued pursuant to a base indenture dated as of July 8, 2015 (the “Base Indenture”) entered into among the Company, Danaher as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a second supplemental indenture dated as of June 30, 2017 entered into among the Company, Danaher and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”). Danaher filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-203948) under the Securities Act of 1933, as amended (the “Securities Act”) on May 7, 2015 and Danaher and the Company filed with the Commission a Post-Effective Amendment No. 1 to the Registration Statement (as so amended, the “Registration Statement”) on Form S-3 (File No. 333-203948) under the Securities Act, on June 15, 2015. Danaher and the Company filed with the Commission the prospectus dated June 15, 2015, as supplemented by the preliminary prospectus supplement dated June 19, 2017 (the “Preliminary Prospectus Supplement”) on June 19, 2017, and the final prospectus supplement dated June 19, 2017 (the “Prospectus Supplement”) on June 21, 2017.

1.3	We are giving this legal opinion in connection with the Transaction Documents (as defined in Schedule A (as annexed hereto)).

1.4	The undersigned is admitted to the Luxembourg bar.

2.	SCOPE AND INTERPRETATION

2.1	This legal opinion shall be governed by the law of the Grand Duchy of Luxembourg (“Luxembourg Law”)

2.2	This legal opinion is strictly limited to the Transaction Documents and does not relate to any extent to any other agreement or matter. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred here from. We express no opinion as to matters of fact.

2.3	We want to stress that we do not represent ourselves to be familiar with any laws other than Luxembourg Law and, in giving this legal opinion, we assume that there does not exist any provision in other law affecting our opinion.

2.4	The opinions expressed below are limited to Luxembourg Law currently in effect. We have made no investigation of the laws of any jurisdiction outside the Grand Duchy of Luxembourg (“Luxembourg”) as a basis for this legal opinion and do not express or imply any opinion with respect to the matters governed by or to be determined on the basis of any such laws outside Luxembourg.

2.5	The Schedule A to this legal opinion forms an integral part of the legal opinion. The section headings used in this legal opinion are for convenience or reference only and are not to affect its construction or to be taken into consideration in its interpretation.

3.	BENEFIT OF THIS LEGAL OPINION

3.1	This legal opinion is addressed to the Addressees and is given in connection with the issuance of Notes. Wilmer Cutler Pickering Hale and Dorr LLP in rendering its legal opinion, dated the date hereof, to Danaher in connection with the issuance of the Securities is expressly permitted to rely on this legal opinion.

3.2	We hereby consent to the filing of this legal opinion with the Commission as an exhibit to Danaher’s Current Report on Form 8-K to be filed on or about June 30, 2017, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name in the Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

4.	DOCUMENTATION

4.1	For the purposes of this legal opinion, we have examined the documents listed in Schedule A annexed hereto.

4.2	Except as stated above, we have not, for the purposes of this legal opinion, examined any contracts, deeds, instruments or other documents relating to the Transaction Documents or entered into by or affecting any party to any such contracts, deeds, instruments or documents, or any corporate records of any such party, save that with respect to the Company, we have reviewed the Corporate Documents (as defined in Schedule A) and have not made any other enquiries concerning such parties. In particular, but without limitation, we have not investigated whether any such parties will, by reason of the transaction contemplated by the Transaction Documents (and any document in connection therewith), be in breach of any of its obligations under any such contracts, deeds, instruments or documents.

5.	ASSUMPTIONS

For purposes of this legal opinion we assumed each of the following without any further verification:

5.1	that the different parties to the Transaction Documents (other than the Company) are duly incorporated and organized, validly existing under the laws of their respective place of incorporation and all other applicable laws and are capable of evaluating and understanding (on their own behalf or through independent professional advice), and understand and accept the terms, conditions and risks (whether financial, tax, accounting, regulatory or otherwise) of the Transaction Documents;

5.2	that all factual matters and statements relied upon or assumed herein were true and complete on the date of execution of the Transaction Documents;

5.3	that the Transaction Documents have been executed by each of the parties (other than the Company) and signatories thereto in the form examined by us;

5.4	that the central administration (administration centrale), the principal place of business (principal établissement) and (for the purposes of the Regulation (EU) 2015/848 of the European Parliament and of the Council of May 20, 2015 on insolvency proceedings (the “EU Insolvency Regulation”)) the centre of main interests (centre des intérêts principaux) of the Company is located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg and that no parties to the Transaction Documents (other than the Company) have their principal legal seat, central administration, place of business, their main interest or any other establishment in Luxembourg;

5.6	the genuineness of all signatures, stamps and seals and that the persons purported to have signed have in fact signed;

5.7	the conformity to the originals of the documents supplied to us as certified or photostatic copies, the authenticity of the originals of such documents as well as the accuracy, authenticity, completeness and up to datedness of all documents submitted to us;

5.8	the due authorization, execution and delivery of the Transaction Documents by all the parties thereto under all applicable laws (other than the Company under Luxembourg Law) as well as the power, authority and legal right of all the parties thereto under all applicable laws (other than the Company under Luxembourg Law) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents;

5.9	that the execution, delivery and performance by each of the parties to the Transaction Documents (other than the Company) is legal, valid, binding and enforceable against them under the laws of their place of incorporation or organization and under all other applicable laws and have been and remain duly approved and authorized by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organization and all other applicable laws;

5.10

that all obligations under the Transaction Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the respective parties to the Transaction Documents (other than the Company) as a matter of all relevant laws (other than Luxembourg Law) most notably the expressed governing law, and that the choice of New York law as the governing law of the Transaction Documents is valid and enforceable as a matter of all applicable laws (other than Luxembourg Law), and that there is no provision of the laws of any jurisdiction (other than Luxembourg) that would have a negative bearing on the foregoing;

5.11	that the parties to the Transaction Documents (including the Company) entered into the Transaction Documents to which they are party with good faith, for the purpose of carrying out their business and without any intention to defraud or deprive of any legal benefit of any other parties (such as third parties and in particular creditors) or to circumvent any mandatory laws or regulations of any jurisdiction;

5.12	that the Articles of Association (as defined in Schedule A) have not been amended since the date mentioned in Schedule A;

5.13	that the Resolutions (i) are true records of the proceedings described therein and (ii) have not been amended, varied, revoked, declared null and void or superseded in any respect and are in full force and effect;

5.14	that the Excerpt (as defined in Schedule A) is true, correct, complete and up-to-date in all respects;

5.15	that the Certificate (as defined in Schedule A) is true, correct, complete and up-to-date in all respects;

5.16	that no proceedings have been lodged or injunction granted or requested against the Company to restrain it from performing any of its respective obligations under the Transaction Documents;

5.17	that the Company has a corporate interest in the signing of the Transaction Documents and it is in the best corporate interest (intérêt social) of the Company to enter into the contemplated transaction;

5.18	that there are no other arrangements or agreements in existence between the parties to the Transaction Documents which in any way amend, add to or vary the terms of the Transaction Documents or the respective rights and interests of the parties thereto;

5.19	that all matters (including without limitation the making of necessary filings and registrations) required in connection with the Transaction Documents to render them enforceable in all relevant jurisdictions (other than in Luxembourg) have been duly complied with and that such compliance remains in full force and effect and will continue to be effective where required for the validity and enforceability, under such laws as applicable, of the Transaction Documents (or any document related thereto);

5.20	the appointment by the Company of a process agent as its authorized agent upon whom process may be served in any proceedings before the courts of New York arising out of or in relation to the Transaction Documents constitutes a valid and legally binding appointment under any applicable laws (other than Luxembourg law); and

5.21	that there is no abuse of trust or abuse of corporate assets in connection with the Transaction Documents.

6.	OPINIONS

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that insofar as Luxembourg Law is concerned as of the date hereof and without regard to any change in facts and circumstances which may occur subsequent to the issuance of this legal opinion:

6.1	the Company is duly incorporated and validly existing under Luxembourg Law for an unlimited duration with corporate power and authority to own and operate its properties and to enter into and perform its obligations under each Transaction Document;

6.2	the Company has the corporate power and authority under Luxembourg Law to enter into, execute and deliver each of the Transaction Documents and to perform its obligations thereunder;

6.3	the execution and delivery of the Company of the Transaction Documents by the Company does not violate any provision of its Articles of Association and Luxembourg Law applicable to companies in general relating to the capacity to represent a company;

6.4	each of the Transaction Documents and the Notes have been duly authorised, executed and delivered on behalf of the Company and, assuming receipt by the Company of payment of the issue price of such Notes, such Notes, when issued as provided in the Transaction Documents, will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to limitations by reason of bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, and shall be entitled to the benefits of the Transaction Documents; and

6.5	the Company has taken all corporate actions necessary for its valid entry into and performance of its obligations under each Transaction Document to which it is a party.

7.	QUALIFICATIONS

This opinion is subject to the following qualifications:

7.1	no opinion is given as to tax laws or regulations whatsoever in respect of the Company or the tax consequences of the transaction contemplated by the Transaction Documents (or any document in connection therewith);

7.2	save for the opinion expressed under point 6.3 of section 6 above, no opinion is given on the legal validity and the enforceability of the Transaction Documents;

7.3	corporate documents (including but not limited to, a transfer of the registered office, a notice of a winding-up order or resolution, notice of the appointment of a receiver, director, manager, or administrative receiver, notice of the appointment or revocation of a director) may not be held at the Luxembourg Trade and Companies Register immediately and there may be a delay in the relevant notice appearing on the files of the relevant party. Consequently, any search conducted at the Luxembourg Trade and Companies Register can speak only as per the date it was carried out and not as per the date of this legal opinion;

7.4	this legal opinion is subject to all limitations from the application of Luxembourg public policy rules and no opinion is expressed whatsoever on any bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the capacity of the Luxembourg Company to validly enter into the Transaction Documents in respect of the Company or any other party to the Transaction Documents;

7.5	the Articles of Association and any documents relating to the Company the publication of which is required by Luxembourg Law will only be enforceable against third parties after they have been published on the electronic platform RESA (Recueil électronique des sociétés et associations), except where such third parties have knowledge thereof. For the 15 days following the publication, such documents would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof;

7.6	this legal opinion is as of this date and we undertake no obligation to update it or to advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred here from. We express no opinion as to matters of fact. This legal opinion is strictly limited to its terms, the Transaction Documents and the Corporate Documents and does not relate to any extent to any other agreement or matter; and

7.7	Luxembourg legal concepts are defined in their original French terms used in Luxembourg Law so that the legal concepts used in the Transaction Documents may not be identical to the Luxembourg legal concepts. Luxembourg Courts may require that decisions granted in other jurisdictions than Luxembourg or any document tabled as evidence before Luxembourg Courts be translated into French language.

The Courts of Luxembourg shall have exclusive jurisdiction to settle any dispute among the parties hereto arising in connection with this legal opinion.

This opinion is issued by and signed on behalf of Luther S.A., admitted to practice in Luxembourg and registered on the List V of lawyers of the Luxembourg bar association.

Yours sincerely,

/s/ Laurent Massinon
Luther S.A.
Represented by Laurent Massinon
Partner, Avocat à la Cour

SCHEDULE A – DOCUMENTATION

1.	TRANSACTION DOCUMENTS

In connection with this legal opinion, we have examined the following documents (the “Transaction Documents”):

1.1	an executed copy of the indenture dated July 8, 2015 and entered into by, amongst others, the Company, Danaher as guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Base Indenture”);

1.2	an executed copy of the first supplemental indenture dated July 8, 2015 entered into by the Company, Danaher Corporation as guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “First Supplemental Indenture”);

1.3	an executed copy of the second supplemental indenture dated June 30, 2017 and entered into by the Company, Danaher as guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”);

1.4	an executed copy of a New York law governed paying and calculation agency agreement dated June 30, 2017 entered into by the Company, Danaher Corporation as guarantor, The Bank of New York Mellon, London Branch as paying and calculation agent and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Paying and Calculation Agency Agreement”);

1.5	an executed copy of the underwriting agreement dated June 19, 2017 and entered into by the Company, Danaher and the respective underwriters (the “Underwriting Agreement”); and

1.6	a copy of the New York law governed Notes dated June 30, 2017 as described and set out in the Indenture (the “Notes”).

We have also seen the copy of the Securities as described and set forth in the Indenture.

2.	CORPORATE DOCUMENTS

In connection with this legal opinion, we have examined the following documents (the “Corporate Documents”):

2.1	a copy of the articles of association of the Company dated June 2, 2015 (the “Articles of Association”);

2.2	a copy of the circular resolutions of the board of directors of the Company on June 14 2017 and a copy of the board resolutions taken by the board of directors of the Company on June 21, 2017 (the “Resolutions”);

2.3	an excerpt of the Luxembourg Trade and Companies Register related to the Company dated June 29, 2017 (the “Excerpt”);

2.4	a certificate of the Luxembourg Trade and Companies Register related to the Company dated June 29, 2017 (the “Certificate”).